Exhibit 10.1

THE FEDERAL HOME LOAN BANK

OF ATLANTA

DEFERRED COMPENSATION PLAN

(2009 REVISION)

Effective as of

January 1, 2009

FEDERAL HOME LOAN BANK OF ATLANTA

DEFERRED COMPENSATION PLAN

ARTICLE ONE

Purpose and Adoption of Plan

1.01 The Federal Home Loan Bank of Atlanta (the “Bank”) previously established individual agreements (“Individual Agreements”) with certain members of the Board of Directors of the Bank, as well as certain executives of the Bank, in order to permit such persons to defer the receipt of compensation received from the Bank. Each person with an Individual Agreement is listed on Appendix A to this Plan.

Effective as of January 1, 2009, each of the Individual Agreements shall be subsumed within and replaced by this Plan document. The Bank’s intent in replacing each of the Individual Agreements with this Plan is not to change any of the substantive features of the Individual Agreements, except to the extent necessary to add provisions necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or to add provisions as may be permitted under guidance issued under Code Section 409A. As permitted under guidance issued under Code Section 409A, the Plan does not contain provisions retroactive to the effective date of Section 409A (January 1, 2005), but the Individual Agreements have complied with Section 409A and guidance thereunder since the effective date of such legislation.

1.02 The Plan is designed to permit directors of the Bank and a select group of management or highly compensated Employees of the Bank who contribute materially to the continued growth, development and future business success of the Bank to voluntarily defer a portion of their compensation.

ARTICLE TWO

Definitions

When used in the Plan, the following terms shall have the following meanings:

2.01 “Account” means the account established and maintained under the Plan to record the contributions deemed to be made by the Member, as well as the change in value attributable to the deemed gains and losses thereon, all as described hereafter. For a Member who maintained an Individual Agreement prior to January 1, 2005, the Account includes both a Grandfathered Account and a Section 409A Account.

2.02 “Adoption Date” means January 1, 2009.

2.03 “Bank” means the Federal Home Loan Bank of Atlanta.

2.04 “Base Pay” shall mean, with respect to each Member, his regular base pay for a given payroll period, without reduction for Section 401(k), Section 125, or other pay reductions, and without regard to qualified plan limits under Code Section 401(a)(17).

2.05 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

2.06 “Board of Directors” means the Board of Directors of the Bank.

2.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.08 “Committee” means the Governance and Compensation Committee or any successor committee appointed by the Board of Directors to administer the Plan.

2.9 “Deferral Agreement” means the Agreement under which a Member elected to defer compensation under the Plan in accordance with the provisions of Section 4.01.

2.10 “Director” means a member of the Board of Directors of the Bank.

2.11 “Eligible Executive” means (1) an officer of the Bank who holds the title of Senior Vice President or higher, or (2) an officer of the Bank who had an Individual Agreement with the Bank as of December 31, 2008, and is listed on Appendix A.

2.12 “Entry Date” shall mean the first day of the calendar month next following or coinciding with the date on which an Eligible Executive or Director is designated by the Committee as eligible for the Plan.

2.13 “Grandfathered Account,” if applicable, means the value of the Member’s benefit under his Individual Agreement on December 31, 2004, together with earnings to such benefit thereafter, and is exempt from Code Section 409A. Pursuant to the transition rules and relevant guidance under Code Section 409A, the Plan allows for a Special Distribution Election (as defined in Section 4.01(c)); however, as set forth in Section 4.01(c), the Special Distribution Elections are subject to the Bank not receiving an objection from the Federal Housing Finance Agency by January 7, 2009. If the Federal Housing Finance Agency does not object to the Special Distribution Election provisions of Section 4.01(c) by January 7, 2009, a Member’s entire Account shall become subject to Code Section 409A.

2.14 “Incentive Award” shall mean, with respect to each Member, any annual incentive compensation paid by the Bank, without reduction for Section 401(k), Section 125, or other pay reductions, and without regard to qualified plan limits under Code Section 401(a)(17).

2.15 “Individual Agreement” shall mean an individual deferred compensation agreement between the Bank and an individual listed on Appendix A to this Plan, which was entered into prior to the Adoption Date of this Plan.

2.16 “Investment Election” shall mean the Member’s election to have his Account invested pursuant to Section 4.03.

2.17 “Member” means any person included in the membership of the Plan.

2.18 “Plan Year” shall mean the calendar year.

2.19 “Section 409A Account” shall mean the value of the Member’s Account, minus the value of the Member’s Grandfathered Account. The Section 409A Account shall be subject to Code Section 409A and applicable guidance thereunder.

2.20 “Separation from Service” means separation from service as determined under Code Section 409A and applicable guidance thereunder.

ARTICLE THREE

Eligibility

3.01 The Committee shall determine which individuals or groups of employees shall be eligible to participate in the Plan. Participation shall be limited to (i) Directors: and (ii) Eligible Executives.

ARTICLE FOUR

Deferral of Compensation by Member

4.01 A Member who is an Eligible Executive may elect to defer a specified percentage of his or her Base Pay and Incentive Award. A Member who is a Director may elect to defer a specified percentage of his compensation. In all cases, the minimum annual amount deferred shall be $10,000. A Member’s elections shall be made in accordance with the following provisions:

(a) The Committee or its delegate shall provide each Member with a Deferral Agreement at least 30 days prior to the commencement of the calendar year in which the services giving rise to the compensation will be rendered. Each Member shall execute and deliver the Deferral Agreement to the Committee no later than the last business day preceding the calendar year in which the services giving rise to such compensation will be rendered.

Notwithstanding the foregoing, to the extent that the Participant’s Incentive Award constitutes “performance-based compensation” as defined in Treasury Regulation Section 1.409A-1(e), a Member may execute and deliver a Deferral Agreement with respect to such Incentive Award after the beginning of the performance period for such Incentive Award, but no later than six months before the end of the performance period, and provided further that in no event may a Deferral Agreement be executed and delivered after such compensation has become readily ascertainable.

Also notwithstanding the above, provided the Eligible Executive or Director does not already participate in a deferred compensation plan of the Bank that is considered to be the same type of plan as this Plan under the plan aggregation rules contained in Treasury Regulation 1.409A-1(c)(2), a Director or an Eligible Executive who becomes eligible to participate during a calendar year may execute a Deferral Agreement with respect to his Base Pay within 30 days of the date he becomes eligible to participate, provided that such Deferral Agreement shall only apply to Base Pay earned by the Member in the payroll periods beginning on or after the date such Deferral Agreement is submitted to the Committee.

(b) The Deferral Agreement shall provide for distribution elections with respect to the Grandfathered Account and the Section 409A Account. A Member may make different distribution elections with respect to deferrals made during each calendar year, and/or groups of calendar years.

(c) Notwithstanding anything herein to the contrary (including the provisions of Section 4.05), and as permitted under the transition rules and relevant guidance under Code Section 409A, a Member may elect, in the form and manner required by the Committee, to change the Member’s previously elected time and form of payment with respect to any Deferral Agreement or Individual Agreement applicable to services performed through and including December 31, 2008 (the “Special Distribution Election”) in accordance with this Section 4.01(c). If a Member chooses to make a Special Distribution Election, the Member shall receive a lump sum distribution of applicable amounts on March 2, 2009. If a Special Distribution Election form is not timely submitted prior to December 31, 2008 (or such earlier date as determined by the Committee), the Member’s existing deferral elections shall remain unchanged. This Section 4.01(c) is conditioned upon the Federal Housing Finance Agency not objecting to it by January 7, 2009. If, by January 7, 2009 the Federal Housing Finance Agency objects to the use of this Special Distribution Election, then no Special Distribution Elections, whether or not already submitted, shall become effective and the value of each Member’s benefit under his Individual Agreement on December 31, 2004, together with earnings to such benefit thereafter shall remain grandfathered and exempt from Code Section 409A.

All individuals with an Account balance as of December 31, 2008 shall be eligible for this Special Distribution Election regardless of whether such individual is currently receiving annual installment payments, whether such individual has not yet begun to receive benefit distributions, or whether the individual is an active employee or director or has already ceased service to the Bank.

(d) A Member’s election on his Deferral Agreement of the rates at which he authorizes deferrals under Section 4.01(a) shall be irrevocable for the calendar year for which the deferral is elected. Notwithstanding the foregoing, a Member may, in the event of an unforeseeable emergency which results in severe financial hardship, request a suspension of his salary deferrals under the Plan. The request shall be made in a time and manner determined by the Committee. The suspension shall be effective with respect to the portion of the calendar year remaining after the Committee’s determination that the Member has incurred a severe financial hardship. The Committee shall apply standards, to the extent applicable, identical to those described in Section 4.07 in making its determination.

4.02 The Committee shall maintain an Account on the books and records of the Bank for each Member by reason of amounts credited under Section 4.01. The deferrals of a Member under Section 4.01 shall be credited to the Member’s Account as soon as practical after the date that the compensation reduced under Section 4.01 would otherwise have been paid to such Member.

4.03 In addition to the amounts described in Section 4.02, the Account of a Member shall be credited from time to time with deemed investment gains and losses based upon such hypothetical investment options as the Committee shall announce to Members from time to time. A Member may request how his Account shall be allocated among such investment options in increments of not less than one percent (1%), but the Committee or its delegate may in its sole discretion override any such request, and, if so, the Committee or its delegate may allocate such funds in a different manner. A Member may make investment requests on a daily basis, using such electronic or other media as the Committee may permit. Investment requests shall be subject to such additional rules and conditions as the Committee may prescribe from time to time (including a delay in implementing such request, in order to give the Committee or its delegate an opportunity to override such request). The Bank shall not be required under any circumstance to obtain an actual investment vehicle which reflects the investment request made by the Member, nor shall the Committee’s acceptance of a Member’s investment request give the Member a right or interest in any specific assets of the Bank.

4.04 A Member shall at all times be 100% vested in his Account.

4.05 The balance credited to a Member’s Account under this Article Four, as adjusted by deemed gains and losses under Section 4.03, shall be paid to him either in a lump sum payment or annual installments over a period of two (2) to five (5) years, as elected by the Member on his distribution election form. As elected by the Member on his distribution election form, such payments shall commence on:

(i) a date following the Member’s Separation from Service with the Bank determined by the Committee in its sole discretion, but no later than ninety (90) days after the Member’s Separation from Service with the Bank; or

(ii) a date certain elected by the Member, but no earlier than three (3) years after the date of the Member’s distribution election form.

A Member’s distribution election shall be made in writing on a form acceptable to the Committee, and shall be subject to the following additional rules:

(y) Any subsequent election (i.e., any election following the Member’s initial distribution election under Section 4.01(b)) with respect to the Member’s Account must be made no later than twelve (12) months preceding the earlier of the date the Member Separates from Service or the fixed payment date elected by the Member; and

(z) Any subsequent election (i.e., any election following the Member’s initial election under Section 4.01(b)) with respect to the Member’s Section 409A Account must defer the commencement of distribution of the Section 409A Account for a period of at least five (5) years from the date such payment would have otherwise commenced.

If installments are elected, a Member may continue to request that the balance of his or her Account be invested under the procedures set out in Section 4.03. Subsequent installments shall be paid on the anniversary of the date the first installment is paid, and the amount paid on each installment shall be determined by multiplying the Member’s balance as most recently determined by the Committee for this purpose, by a fraction, the numerator of which is one, and the denominator of which is the number of remaining installments (including the installment being paid); therefore, for example, if a Member elects installments over five years, the fraction in the first year would be 1/5, in the second year would be 1/4, in the third year would be 1/3, and so forth, until the fraction in the final year is 1/1.

Notwithstanding anything to the contrary in this Section 4.05, if (i) a Member or Beneficiary is eligible to commence distribution of his or her Account under this Article Four or has already commenced distribution, (ii) such Member or Beneficiary does not participate in any other non-qualified deferred compensation plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2) (i.e., another voluntary deferral-type deferred compensation plan), and (iii) during a given calendar year the value of the Account payable to such Member or Beneficiary under Article Four does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for such calendar year ($15,500 for calendar year 2008), then the remaining value of such Account shall be paid in a single lump sum to such Member or Beneficiary, as applicable, on a date determined by the Committee in its discretion, but no later than December 31 of the calendar year for which such determination is made.

4.06 If a Member dies prior to receiving the balance credited to his Account, the balance in his Account shall be paid to his Beneficiary at the same time and in the same manner as if the Member had continued to live.

4.07 While employed by the Bank, a Member may, in the event of an unforeseeable emergency, request a withdrawal from his Account. The request shall be made in a time and manner determined by the Committee, shall be for an amount not greater than the lesser of (i) the amount required to meet the financial hardship, or (ii) the amount of his Account, and shall be subject to approval by the Committee. For purposes of this Section 4.07, an unforeseeable emergency means a severe financial hardship resulting from an illness or accident of the Member or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the

Member’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member. Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Member or dependent is faced with an unforeseeable emergency is to be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Member’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the arrangement.

4.08 The timing of a distribution of a Member’s Section 409A Account may not be accelerated, except in the event of an unforeseeable emergency (as provided in Section 4.07) or other permissible acceleration of distribution under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), (j)(4)(vi) (payment of employment taxes), (j)(4)(vii) (payment upon income inclusion under Section 409A), (j)(4)(ix) (plan terminations and liquidation), (j)(4)(xi) (payment of state, local or foreign taxes), (j)(4)(xiii) (certain offsets) and (j)(4)(xiv) (bona fide disputes).

ARTICLE FIVE

Source of Payment

5.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or prospective Member or Beneficiary.

5.02 No Member shall have any right, title or interest whatsoever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

ARTICLE SIX

Designation of Beneficiaries

6.01 For purposes of benefits payable under Article Four of this Plan, each Member of the Plan may file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. The Member may, from time to time, revoke or change his beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Member’s death, and in no event shall it be effective as of a date prior to such receipt.

6.02 If no such beneficiary designation is in effect at the time of a Member’s death, or if no designated Beneficiary survives the Member, or if, in the opinion of the Committee, such designation conflicts with applicable law, the Member’s estate shall be deemed to have been designated his Beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefore.

ARTICLE SEVEN

Administration of the Plan

7.01 The Board of Directors has delegated to the Committee, subject to those powers which the Board has reserved as described in Article Eight below, general authority over and responsibility for the administration and interpretation of the Plan. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and any trust referred to in Article Five above, and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

7.02 The Committee shall arrange for the engagement of legal counsel and certified public accountants (who may be actuary, counsel or accountants for the Bank), and other consultants, and make use of agents and clerical or other personnel for purposes of the Plan. The Committee may rely upon the written opinions of such counsel, accountants and consultants, and delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or to a committee designated by the Board of Directors, at such intervals as shall be specified by the Board of Directors or such designated committee, with regard to the matters for which it is responsible under the Plan.

7.03 No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan.

7.04 No Committee member shall receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

7.05 Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail, e-mail or telephone, provided that all of the Committee members are informed in writing of the vote.

7.06 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his Beneficiary (the “claimant”). The claimant may request a review by the Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

7.07 All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank.

ARTICLE EIGHT

Amendment and Termination

8.01 The Board of Directors of the Bank may amend, suspend or terminate, in whole or in part, the Plan in accordance with applicable law without the consent of the Committee, any Member, Beneficiary or other person, provided, however, that (i) no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action; and (ii) termination with respect to the portion of the Plan that includes the Section 409A Accounts and/or the Section 409A Accrued Benefits must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix). The Board may also take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided that any such amendment or action does not have a material detrimental effect on the then currently estimated cost to the Bank of maintaining the Plan.

ARTICLE NINE

General Provisions

9.01 The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank or organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of the rights of Members under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other bank or successor entity and the Plan shall continue in full force and effect.

9.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Bank or as affecting the right of the Bank to dismiss any Member from its employ.

9.03 The Bank shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

9.04 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

9.05 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Bank therefore.

9.06 All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be delivered electronically or mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

9.07 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Bank and shall not be deemed salary or other compensation by the Bank for the purpose of computing benefits to which he may be entitled under any other plan or arrangement of the Bank.

9.08 No Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Committee member nor for any mistake of judgment made in good faith. Consistent with applicable law, regulation or governing bylaw of the Bank, the Bank shall indemnify and hold harmless each Committee member and each employee, officer or director of the Bank, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, or from whom any information is requested for Plan purposes, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud or bad faith.

9.09 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

9.10 The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

9.11 The Plan shall be construed according to the laws of the State of Georgia in effect from time to time.

9.12 With respect to a specified employee (within the meaning of Code Section 409A), payment of benefits under the Plan, if conditioned upon the employee’s Termination of Employment, may not occur before the date that is six months after the Participant’s Termination of Employment (or, if earlier, the date of death of the Member).

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK of ATLANTA has caused this amended and restated Deferred Compensation Plan to be executed effective as of the 1st day of January, 2009.

The Federal Home Loan Bank of Atlanta

By:	/s/ Richard A. Dorfman
Title: President and Chief Executive Officer

Attest:

/s/ Jill Spencer
Secretary

[FHLBank Atlanta logo]

“Exhibit A”

Deferred Compensation Plan

Participants with Individual Agreements

Directors

John M. Bond, Jr.

Joseph S. Bracewell, III

Jonathan Kislak

Michael L. Middleton

John Edward Norris, III

Donna Shuler

Executives

Cathy C. Adams

Carroll F. Bray

Carol A. Jackson

Marian M. Lucia

W. Wesley McMullan

John Ruggierio

Robert Showfety

Jill Spencer